                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                           ANCHOR GAMING
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 23, 1998

                            ------------------------

    As a stockholder of Anchor Gaming, you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 815 Pilot Road, Suite G, Las Vegas, Nevada 89119, on Monday, November 23, 1998, at 10:00 a.m. local time, for the following purposes:

    1.  To elect directors, each for a one-year term.

    2. To approve an amendment to the Anchor Gaming 1995 Employee Stock Option Plan to increase by 100,000 the number of shares of Common Stock as to which options may be granted under the plan.

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on September 28, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                              [SIGNATURE]

                                          Thomas J. Matthews
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

Las Vegas, Nevada
October 23, 1998

         YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 23, 1998

    This Proxy Statement is furnished to stockholders of Anchor Gaming, for use at the 1998 Annual Meeting of Stockholders to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment of the Annual Meeting. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to its being voted by notifying the Secretary of the Company at the above address in writing, executing a subsequent proxy, or attending the meeting and voting in person. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on September 28, 1998 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is October 23, 1998.

                               VOTING PROCEDURES

    The election of directors will be decided by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

    Stockholders are urged to sign the enclosed proxy and return it promptly. All shares represented by a signed proxy, if not previously revoked, will be voted in accordance with the directions on such proxy. If no directions are given to the contrary, the shares of common stock represented by such proxy will be voted FOR the director nominees. The Company does not anticipate that any matters other than those set forth in the accompanying notice will be presented at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, the proxies named in the accompanying proxy card will vote the shares represented by such proxy card in accordance with their best judgment.

    Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The total outstanding capital stock of the Company as of September 28, 1998 consisted of 12,423,532 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

ELECTION OF DIRECTORS

    The current number of members of the Board of Directors is six. Members of the Board of Directors serve for a one-year term that expires at the 1999 Annual Meeting or when a successor is elected and qualified. The election of directors will be decided by a plurality of the votes cast.

    The nominees for director are Stuart D. Beath, Michael B. Fulton, Stanley E. Fulton, Glen J. Hettinger, Elizabeth F. Jones, and Michael D. Rumbolz. All of the nominees are members of the present Board of Directors. The Board believes that the nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management--Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

AMENDMENT TO THE ANCHOR GAMING 1995 EMPLOYEE STOCK OPTION PLAN

    PROPOSED AMENDMENT. The Board has approved, subject to the approval of the stockholders of the Company, an amendment to the Anchor Gaming 1995 Employee Stock Option Plan (the "Plan") to increase the number of shares of Common Stock, as to which options may be granted under the Plan by 100,000 shares from the existing limit of 1,125,000 shares to 1,225,000 shares.

    The Board believes that the Plan is a significant part of the Company's total compensation program. The objective of the Plan is to improve the ability of the Company to attract and retain the most capable individuals to serve as employees, executive officers and directors of the Company and to encourage a sense of ownership among such individuals. The Board believes that a significant portion of employee compensation should be dependent on value created for stockholders.

    As of October 13, 1998, options to purchase an aggregate of 1,069,000 shares (having an aggregate market value as of October 13, 1998 of $50,243,000) have been issued under the Plan to a total of 71 Plan participants. As a result, absent approval of the proposed amendment to the Plan, only 56,000 shares remain available for issuance upon exercise of new options that may be granted under the Plan. The Board believes that, in order to continue the effectiveness of the Plan in achieving its objectives, the number of shares as to which options may be granted should be increased so that a greater number of new options may be granted in the future. At this time, it is not determinable what future options may be granted to any particular Plan participants as a result of the proposed amendment to the Plan, but the Company anticipates that some portion of the newly authorized options may be granted to existing directors and officers of the Company.

    SUMMARY OF THE PLAN. Pursuant to the Plan, the Stock Option Committee of the Board may award non-qualified stock options to purchase shares of Common Stock to certain of its employees and directors. Awards will be made in the sole discretion of the Stock Option Committee based upon the Company's policies as are in effect from time to time. All of the approximately 920 employees of the Company and all non-employee directors (other than members of the Stock Option Committee) are eligible to participate in the Plan. The purpose of option awards is to provide incentive to the Company's employees to increase stockholder value through ownership of shares of Common Stock. Options under the Plan must be granted at an exercise price equal to fair market value on the date of the grant. Plan options become exercisable in either quarterly or yearly installments, generally over a period of five years from the date of grant if the option holder remains with the Company; however some options may vest over a shorter period or varying installments. The term of the options granted under the Plan is ten years from the date of the grant. The Company grants options under the Plan as part of the Plan participant's total compensation and therefore does not receive monetary consideration for the grant of options, but only upon payment of the exercise price.

    FEDERAL INCOME TAX CONSEQUENCES. Under present law and regulations, there are no tax consequences to the Company at the time an option agreement is entered into and options are granted under the Plan, nor at the time when options vest for any participant. At the time Common Stock is issued on the exercise of an option, the Company is entitled to an ordinary compensation deduction in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price with respect to such amount, and will be obligated to withhold and remit to the Internal Revenue Service the Company's and employee's share of federal employment taxes with respect to such amount, as well as regular federal income tax withholding. Options granted under the Plan are not subject to any provisions of the Employee Retirement Security Act of 1974, as amended, or the qualification requirements of Section 401(a) of the Internal Revenue Code.

                  THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
                    "FOR" THE PROPOSED AMENDMENT TO THE PLAN
                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of September 28, 1998, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Common Stock

NAME AND ADDRESS                                                NUMBER OF SHARES     PERCENT OF
OF BENEFICIAL OWNER (1)                                          OF COMMON STOCK        CLASS
-------------------------------------------------------------  -------------------  -------------
Stuart D. Beath (2)..........................................           12,000            *
FMR Corp. (3)................................................          703,790             5.7%
Michael B. Fulton (4)........................................          300,000             2.4%
Stanley E. Fulton (5)........................................        5,130,544            41.3%
Glen J. Hettinger (6)........................................            2,500            *
Elizabeth F. Jones (7).......................................          300,000             2.4%
Thomas J. Matthews (8).......................................           46,250            *
Joseph Murphy (9)............................................           32,500            *
Michael D. Rumbolz (10)......................................          122,500             1.0%
Geoffrey A. Sage (11)........................................            5,000            *
All executive officers and directors as a group (9 persons)
 (12)........................................................        5,351,294            43.1%

------------------------

 *  Less than 1%.

 (1) Unless otherwise noted, and subject to community property laws, where applicable, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for each listed person other than FMR Corp. is c/o Anchor Gaming, 815 Pilot Road, Suite G, Las Vegas, NV 89119.

 (2) Includes 1,000 shares with respect to which Mr. Beath shares voting and dispositive power with his wife. Includes 11,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (3) FMR Corp. is the holding company for an institutional investor, Fidelity Management & Research Company. The information included herewith is based upon publicly available information.

    FMR Corp's. address is 82 Devonshire Street, Boston, MA 02109-3614. Number of shares held is as of September 10, 1998 as filed on Schedule 13G.

 (4) Includes 300,000 shares as to which Mr. Fulton's father, Stanley E. Fulton, exercises voting power pursuant to an irrevocable proxy.

 (5) Includes 1,808,000 shares owned by Stanley E. Fulton's six children and an unaffiliated third party for which Mr. Fulton exercises voting power pursuant to irrevocable proxies.

 (6) Includes 2,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (7) Includes 520 shares with respect to which Ms. Jones holds voting and dispositive powers with her husband and minor children and 26,000 shares with respect to which Ms. Jones holds voting and dispositive power with her brother and a limited partnership. Includes 300,000 shares as to which Ms. Jones' father, Stanley E. Fulton, exercises voting power pursuant to an irrevocable proxy.

 (8) Includes 33,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (9) Includes 2,500 shares with respect to which Mr. Murphy shares voting and dispositive power with his wife. Includes 30,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 122,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 5,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12) Includes 204,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about the current directors and executive officers of the Company.

NAME                                             AGE                      POSITION WITH COMPANY
-------------------------------------------      ---      -----------------------------------------------------
Stuart D. Beath............................          39   Director

Michael B. Fulton..........................          39   Director

                                                          Chairman of the Board, Chief Executive Officer and
                                                           acting Chief Financial Officer
Stanley E. Fulton..........................          67

Glen J. Hettinger..........................          41   Director

Elizabeth F. Jones.........................          42   Director

Thomas J. Matthews.........................          32   Executive Vice President and Secretary

Joseph Murphy..............................          47   Vice President Casino Operations

Michael D. Rumbolz.........................          44   President, Chief Operating Officer and Director

Geoffrey A. Sage...........................          38   Corporate Controller

    STUART D. BEATH. Mr. Beath was elected as a director of the Company in April 1994. Mr. Beath has been a private consultant since March 1997. Mr. Beath served as First Vice President at Stifel, Nicolas & Company, Inc., an investment bank, from April 1993 until March 1997. Prior to that time, Mr. Beath served in the corporate finance department at A.G. - Edwards & Sons, Inc. for six years, in various capacities, with the most recent being as an officer of the firm.

    MICHAEL B. FULTON. Mr. Fulton was elected as a director of the Company in August 1995. Mr. Fulton has served as President of Keytrust Human Resources, a provider of outsourced human resources, since June 1997, and as President of IllumiQuest, Inc., a developer of educational based entertainment products, since January 1994. Prior to that time, Mr. Fulton served as Executive Vice President and director of Anchor Coin, a subsidiary of the Company.

    STANLEY E. FULTON. Mr. Fulton serves as Chairman of the Board, Chief Executive Officer and acting Chief Financial Officer of the Company. Prior to the Company's initial public offering in January 1994, Mr. Fulton also served as President of the Company. Mr. Fulton has also served as Chairman of the Board, President and Chief Executive Officer of Anchor Coin, a subsidiary of the Company responsible for the Company's gaming machine route operations and development of the Colorado Central Station Casino, since its inception in 1988. Immediately prior to forming Anchor Coin, Mr. Fulton was Chairman of the Board and President of Gaming and Technology, Inc., the predecessor of Alliance Gaming, Inc.

    GLEN J. HETTINGER. Mr. Hettinger was elected as a director of the Company in August 1997. Mr. Hettinger is a partner at the law firm of Hughes & Luce, L.L.P., Dallas, Texas, where he has practiced corporate and securities law since 1984.

    ELIZABETH F. JONES. Ms. Jones was elected as a director of the Company in April 1994. Since November 1988, Ms. Jones has been principally engaged as a private investor. She is the daughter of the Chairman of the Board of the Company.

    THOMAS J. MATTHEWS. Since January 1994, Mr. Matthews has served as Executive Vice President of the Company. In September 1994, he was elected Secretary of the Company. Mr. Matthews served as President of Global Distributors, Inc. from August 1992 to January 1994. Prior to that time, Mr. Matthews was General Manager of Global Distributors, Inc. from 1990 until 1992, and was Sales Director of Mikohn Gaming Corporation from 1987 until 1990.

    JOSEPH MURPHY. Mr. Murphy has served as Vice President in charge of both casino and route operations of the Company since February 1996. Prior to that time, Mr. Murphy served as General Manager of Gaming Operations of the Company since January 1994. Mr. Murphy managed the gaming operations of Global Distributors from May 1993 until January 1994. From 1990 until 1993, Mr. Murphy served as General Manager of International Game Technology, Inc.'s ("IGT") gaming machine route operations, which operated more than 1,800 machines. Mr. Murphy held similar positions with Sunset Coin from 1989 to 1990, United Gaming from 1988 to 1989, and IGT from 1985 to 1988.

    MICHAEL D. RUMBOLZ. Mr. Rumbolz was elected as a director of the Company in August 1995. Mr. Rumbolz serves as the President and Chief Operating Officer of the Company, positions he has held since August 1995. Prior to joining the Company, Mr. Rumbolz was Director of Corporate Development for Circus Circus Enterprises, Inc. from December 1992 to July 1995. During that time, Mr. Rumbolz was also President of Windsor Casino Limited from January to September 1994 and Canadian Gaming & Entertainment Corp from February to July 1995. Windsor Casino Limited is the Circus Circus/Hilton/ Caesar's consortium which opened and operates Windsor Casino. Mr. Rumbolz also held various positions in subsidiaries of Circus Circus. Prior to that time, Mr. Rumbolz was Executive Vice President of Anchor Coin and DD Stud, Inc., subsidiaries of the Company, responsible for the its gaming machine route operations, development of the Colorado Central Station Casino and distribution of the proprietary game Double Down Stud from July 1992 to December 1992. Prior to that time Mr. Rumbolz was a senior executive in the Trump organization from February 1989 to June 1992. Mr. Rumbolz is a former Chairman and Board member of the State of Nevada Gaming Control Board.

    GEOFFREY A. SAGE. Mr. Sage, a certified public accountant, joined Anchor Gaming in July 1989 and serves as Corporate Controller of the Company. Before joining the Company, Mr. Sage was the Controller for Frontier Savings and Loan Association in Las Vegas for one year. Prior to that time, Mr. Sage was a senior auditor at Citibank (Nevada), N.A. for three and one-half years and an auditor in the Las Vegas office of Laventhol & Horwath.

SECTION 16(a) BENEFICIAL OWNER REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations of its directors and executive officers, the Company provides the following information: The Company believes that all officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the equity securities of the Company, except that Mr. Beath filed a late report of Form 3 with respect to one transaction in April 1998.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

    The Board of Directors met seven times during fiscal year 1998 and each director attended at least 75% of the Board and committee meetings that each was required to attend. The Board of Directors has standing Nominating, Audit, Compensation, and Stock Option committees. The current members of each of the Board's committees are listed below.

    NOMINATING COMMITTEE. The Nominating Committee consists of Stanley E. Fulton (chairperson), Stuart D. Beath, Elizabeth F. Jones and Michael B. Fulton. The Nominating Committee is responsible for nominating candidates for election or appointment to the positions of chief executive officer and other key officer and management positions and directors. The Nominating Committee met once during fiscal year 1998.

    AUDIT COMMITTEE. The Audit Committee consists of Elizabeth F. Jones (chairperson), Stuart D. Beath, and Glen J. Hettinger. The Audit Committee is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees, and monitoring and reviewing the activities of the independent auditors. The Audit Committee met four times during fiscal year 1998.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Glen J. Hettinger (chairperson), Michael D. Rumbolz, and Michael B. Fulton. The Compensation Committee recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons. The Compensation Committee also advises the Board of Directors regarding principles and philosophy to be observed by the Company in compensating directors, officers and employees. The Compensation Committee did not meet during fiscal year 1998.

    STOCK OPTION COMMITTEE. The Stock Option Committee consists of Glen J. Hettinger (chairperson), Michael B. Fulton, and Elizabeth F. Jones. The Stock Option Committee is responsible, together with the whole Board, for determining the recipients and amounts of stock options granted under the Anchor Gaming 1995 Employee Stock Option Plan (the "Plan") and (subject to the provisions of the
Plan) establishing the other terms of each option grant and otherwise administering the Plan. The Plan was administered by the entire Board of Directors during fiscal year 1998. The Stock Option Committee did not meet during fiscal year 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's chief executive officer and each of the Company's four other most highly compensated executive officers (based on total annual salary and bonus for the fiscal year ending June 30, 1998), at June 30, 1998.

                                                                                       NUMBER OF
                                                            ANNUAL COMPENSATION       SECURITIES
                     NAME AND                             -----------------------     UNDERLYING       ALL OTHER
                PRINCIPAL POSITION                  YEAR    SALARY       BONUS      OPTIONS GRANTED   COMPENSATION
--------------------------------------------------  ----  ----------   ----------   ---------------   ------------
Stanley E. Fulton                                   1998  $245,000     $100,000(1)      --               --
 Chairman of the Board, Chief Executive Officer     1997   245,000        --   (2)      --               --
 and acting Chief Financial Officer                 1996   245,000      100,000(3)      --               --
Michael D. Rumbolz                                  1998   360,000      100,000(1)      --               7,890(8)
 President and Chief Operating Officer              1997   360,000      100,000(4)      --               7,890(8)
                                                    1996   334,462(5)   100,000(3)      250,000          --
Thomas J. Matthews                                  1998   198,462      410,400(6)      --               --
 Executive Vice President and Secretary             1997   150,000      150,000(7)      200,000          --
                                                    1996   150,000      140,000(3)      --               --
Joseph Murphy                                       1998   198,462      273,600(6)      --               --
 Vice President                                     1997   150,000      150,000(7)      200,000          --
                                                    1996   150,000      140,000(3)      --               --
Geoffrey A. Sage                                    1998    96,923       40,000(9)       25,000          --
 Corporate Controller                               1997    80,000       24,000(9)      --               --
                                                    1996    80,000       20,000(9)        5,000          --

--------------------------

(1) These bonuses are payable in December 1998, but were accrued for the fiscal year 1998, and are subject to continued employment with the Company.

(2) Mr. Fulton forfeited his bonus that was accrued for fiscal year 1997. No bonus was paid to Mr. Fulton for fiscal year 1997.

(3) These bonuses were paid in December 1996, but were accrued for the fiscal year 1996.

(4) These bonuses were paid in December 1997, but were accrued for the fiscal year 1997.

(5) Mr. Rumbolz joined the Company in July 1995.

(6) These bonuses were paid in August 1998, but were accrued for the fiscal year 1998.

(7) These bonuses were paid in July 1997, but were accrued for the fiscal year 1997.

(8) Consists of insurance premiums paid by the Company as additional compensation.

(9) Accrued and paid on a calendar year.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning options to purchase Common Stock granted in the fiscal year ending June 30, 1998 to the individuals named in the Summary Compensation Table.

                                      NUMBER OF                                                        POTENTIAL STOCK
                                     SECURITIES      % OF TOTAL OPTIONS    EXERCISE                      APPRECIATION
                                     UNDERLYING     GRANTED TO EMPLOYEES     PRICE     EXPIRATION  ------------------------
NAME (1)                           OPTIONS GRANTED        IN 1998         $/SHARE (1)     DATE       5% (2)      10% (2)
---------------------------------  ---------------  --------------------  -----------  ----------  ----------  ------------
Stanley E. Fulton................             0                 0             N/A         N/A         N/A          N/A
Michael D. Rumbolz...............             0                 0             N/A         N/A         N/A          N/A
Thomas J. Matthews...............             0                 0             N/A         N/A         N/A          N/A
Joseph Murphy....................             0                 0             N/A         N/A         N/A          N/A
Geoffrey A. Sage.................        25,000                20%         $   55.75    12/31/07   $  876,522  $  2,221,279

------------------------

(1) The exercise price in each case is the fair market value of the Common Stock on the date of the grant.

(2) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth certain information concerning options to purchase Common Stock by the individuals named in the Summary Compensation Table.

                                           NUMBER OF                                             VALUE OF UNEXERCISED
                                            SHARES                   NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                           ACQUIRED                 OPTIONS AT JUNE 30, 1998       JUNE 30, 1998 (1)
                                              ON         VALUE     --------------------------  -------------------------
                                           EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
                                          -----------  ----------  -----------  -------------  ----------  -------------
Stanley E. Fulton.......................           0   $        0           0              0   $        0   $         0
Michael D. Rumbolz......................      40,000    2,239,140     110,000        100,000    5,032,500     4,575,000
Thomas J. Matthews......................      37,500    2,617,578      30,000        182,500    1,372,500     8,349,375
Joseph Murphy...........................      17,500    1,154,693      27,500        180,000    1,258,125     8,235,000
Geoffrey A. Sage........................      15,000      976,625       2,500         35,000      114,375     1,601,250

------------------------

(1) The value is the amount by which the market value of the underlying stock at June 30, 1998 ($77.625) exceeds the aggregate exercise prices of the options.

COMPENSATION OF DIRECTORS

    Directors who are not employees or otherwise affiliates of the Company receive director's fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended, as well as an annual director's fee of $1,000. Additionally, all directors are reimbursed for certain out of pocket expenses incurred in connection with attending Board and committee meetings.

    Upon appointment to the Board of Directors Stuart D. Beath and Glen J. Hettinger received options to purchase 20,000 shares of Common Stock and 25,000 shares of Common Stock, respectively, exercisable at the fair market value of the Common Stock on the dates of the grants.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    Concurrent with the Company's initial public offering, the Company entered into a five-year employment agreement with Thomas J. Matthews and Joseph Murphy. These agreements were amended in April 1997, providing for minimum annual compensation of $200,000. In addition, Mr. Matthews' and Mr. Murphy's agreement provided for a one time bonus of $150,000, which bonuses were paid on July 1, 1997. Effective fiscal year 1998, Mr. Matthews and Mr. Murphy will also receive a performance bonus of 0.6% and 0.4%, respectively, of the consolidated net income of the Company for the fiscal year then ended, payable for any given fiscal year on the date of the Company's public announcement of its consolidated net income for such fiscal year. Mr. Matthews and Mr. Murphy will also receive a bonus upon a change of control (as defined in their employment agreements) equal to 0.6% and 0.4%, respectively, of the consolidated net income of the Company for the period beginning with the end of the last fiscal year of the Company and ending on the date that a change in control transaction is consummated. The obligation of the Company to pay Mr. Matthews and Mr. Murphy a performance bonus for fiscal years including, and subsequent to, the fiscal year for which a change in control bonus is earned will terminate upon payment of a change in control bonus.

    In addition, upon the occurrence of certain trigger events as defined in their employment agreements (a "Trigger Event"), Mr. Matthews and Mr. Murphy will receive a bonus equal to 0.5% of the amount by which the fair market value (as determined by the Board of Directors of the Company) of the consideration received by the Company or the shareholders of the Company, as the case may be, in a transaction involving such Trigger Event exceeds the Base Amount as of the date that the transaction constituting such Trigger Event is consummated. The "Base Amount" means an amount equal to $500,000,000 times the factor 1.1(n) where "n" is the number of full years from the date of the employment agreement until the date of the Trigger Event, except that in the event that the Trigger Event giving rise to such determination arises from the sale by the Company of its proprietary games division substantially as an entirety, then the

Base Amount will be calculated by taking the amount arrived at in the foregoing calculation and multiplying it by a fraction the numerator of which is (x) the net income of the portion of the proprietary games division that is so sold for the twelve-month period prior to the consummation of such sale and the denominator of which is (y) the consolidated net income of the Company for the twelve-month period prior to the consummation of such sale.

    In accordance with the terms of their employment agreements, Mr. Matthews and Mr. Murphy have entered into stock option agreements with the Company, pursuant to which Mr. Matthews and Mr. Murphy have received options to purchase up to 200,000 shares of Common Stock at an exercise price of $31.875 per share. The stock option agreements expire on July 1, 2007. Under the terms of the stock option agreements, 6,250 shares will vest on March 31, June 30, September 30, and December 31 of 1999, 2000, and 2001. An additional 125,000 shares will vest if certain performance goals established by the Board of Directors are achieved. Notwithstanding the foregoing, all of the shares of common stock as to which vesting has not occurred in accordance with the previously described provisions will vest on June 30, 2005, if and only if Mr. Matthews and Mr. Murphy have been an employee of the Company for the entire period from the date of the stock option agreements until June 30, 2005. Under the terms of Mr. Matthews' and Mr. Murphy's employment agreements, during July of each year prior to the expiration of the employment agreements, the Company has agreed to discuss the grant to Mr. Matthews and Mr. Murphy of further options to purchase common stock.

    In July 1995, the Company entered into a five-year agreement with Michael D. Rumbolz providing for minimum annual compensation of $460,000. Each of the above agreements provides that such officer can only be terminated for "cause" as defined in the agreement, although the agreements with Mr. Matthews and Mr. Murphy can be terminated by the Company at any time if the Company pays three months' severance pay, and Mr. Rumbolz can be terminated at any time if the Company pays one year's severance pay. The agreements contain restrictive covenants regarding the treatment of the Company's proprietary information.

    Pursuant to previously granted option agreements entered into between the Company and each of Thomas J. Matthews, Joseph Murphy, and Geoffrey A. Sage, each such officer's options under those agreements will vest and become immediately exercisable if Stanley E. Fulton is not the chief executive officer of the Company. Pursuant to an option agreement between the Company and Michael
D. Rumbolz, Mr. Rumbolz's options will vest and become immediately exercisable upon a change in control as defined in the agreement, or on December 31, 1998, in the event that Mr. Rumbolz is not appointed as the Chief Executive Officer of the Company on or before such date.

    In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, and the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
  RELATIONSHIPS AND RELATED TRANSACTIONS

    CERTAIN TRANSACTIONS OF COMPENSATION COMMITTEE MEMBERS. Mr. Hettinger is a director of the Company and a partner at Hughes & Luce, L.L.P., which has rendered legal services to the Company in the past and is expected to continue to do so in the future.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. At June 30, 1997, the Company had outstanding unsecured notes payable to Stanley E. Fulton in the aggregate principal amount of $2,800,000 which bore interest at the rate of 8%. These notes were paid in full during the fiscal year ended June 30, 1998.

    In August 1996, the Company made certain payments to an entity controlled by an employee of the Company. These funds were used to repay a debt of $500,000 owed by the employee and his affiliate to Stanley E. Fulton.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's chief executive officer and other executive officers, as well as making the final determination regarding bonus arrangements and awards of stock options to such persons.

    Management believes that the gaming industry is increasing in competitiveness, making the attraction and retention of qualified executives more important to the overall success of the business. Compensation to executives is designed to attract and retain talent, as well as to motivate the performance of executives. Compensation also rewards performance that demonstrably meets the Company's strategic, financial and operating objectives. In the last fiscal year, executive compensation comprised the following elements:

        BASE SALARY. The base salaries for the chief executive officer and the other executive officers of the Company were determined by an evaluation of the credentials of such officers as well as a review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in similar businesses, including, but not limited to, the gaming and leisure industries. The responsibilities of each executive officer as well as the subjective evaluation of such officer's contribution to the business were also factors in the determination of executive compensation.

        ANNUAL INCENTIVE COMPENSATION. Year-end cash bonuses are designed to motivate the chief executive officer and the other executive officers to achieve specific annual financial goals. At the end of each fiscal year the Compensation Committee will assess each executive's contributions to the Company as well as the degree to which specific annual financial, strategic, and operating objectives were met by the Company.

        STOCK OPTIONS. The Board and the Stock Option Committee believe that a significant portion of executive compensation should be dependent on value created for stockholders. Additionally, the Board and the Compensation Committee believe that part of retention of superior talent is to foster a sense of ownership in the Company. In keeping with this philosophy, from time to time the Committee will recommend that stock options be granted to particular officers. In the last fiscal year, certain options were granted at fair market value on the date of the grant. These options are exercisable in varying periods over five years. In selecting recipients for option grants and in determining the size of such grants, the Board considers various factors such as the earnings levels of the Company and the contributions of the individual recipient to the Company. In addition, stock options were awarded just after the Company's initial public offering in order to encourage management stability over the next several years.

    Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company, such as life and health insurance.

    1998 COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The base salary of Stanley E. Fulton remained the same during fiscal year 1998 as compared to fiscal year 1997. Mr. Fulton's compensation was based upon analysis of (1) the level and value of the contribution that the Board of Directors believes Mr. Fulton, as founder of the Company, has made and can make in the future, (2) the prominence of Mr. Fulton in the Nevada business community in general and the gaming community in particular, (3) the annual compensation received by chief executive officers in similar businesses, (4) the annual base salaries currently being paid to the other executive officers and (5) the fact that Mr. Fulton maintains a substantial ownership position in the Company.

          Stuart D. Beath                         Glen J. Hettinger
          Michael B. Fulton                       Elizabeth F. Jones
          Stanley E. Fulton                       Michael D. Rumbolz

COMPARISON OF SHAREHOLDER RETURN

    The following graph compares the cumulative total return of the Common Stock during the period commencing January 28, 1994, the date public trading of the Common Stock began following the Company's initial public equity offering, to June 30, 1998, with the S&P 500 Index and the Dow Jones Industry Group CNO-Casinos (which include 39 companies). The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization.

    The graph depicts the results of investing $100 in the Common Stock of the Company (at the closing price of $14 per share on January 28, 1994, the date of the Company's initial public offering), the S&P 500 Index and the Dow Jones Industry Group CNO-Casinos at their closing prices on January 28, 1994. The graph assumes that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS       ANCHOR GAMING        CASINOS & GAMBLING       S&P COMPOSITE
1/28/94                  $100.00                   $100.00             $100.00
3/31/94                   110.71                     87.21               93.04
6/30/94                    85.71                     64.34               93.44
9/30/94                   128.57                     72.29               98.00
12/30/94                  108.93                     64.27               97.99
3/31/95                   116.07                     80.06              107.53
6/30/95                   158.93                     87.20              117.79
9/29/95                   180.36                     81.60              127.15
12/29/95                  162.50                     74.02              134.82
3/29/96                   230.36                     89.67              142.05
6/28/96                   430.36                    103.40              148.43
9/30/96                   444.64                     87.57              153.01
12/31/96                  287.50                     77.19              165.77
3/31/97                   199.11                     69.54              170.21
6/30/97                   341.07                     74.93              199.93
9/30/97                   633.93                     88.66              214.91
12/31/97                  398.21                     71.27              222.09
3/31/98                   530.36                     80.54              251.91
6/30/98                   554.46                     72.27              260.23

    The stock price performance depicted in the corporate performance graph is not necessarily indicative of future price performance. The corporate performance graph will not be deemed to be incorporated by reference in any filing by the company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the graph by reference.

                             STOCKHOLDER PROPOSALS

    A proper proposal submitted by a Company stockholder for presentation at the Company's 1999 Annual Stockholders Meeting and/or for inclusion in the Company's 1999 proxy statement and received at the Company's executive office by June 26, 1999 will be eligible, subject to applicable laws, for presentation at the 1999 Annual Stockholders Meeting and/or to be included in the Company's Proxy Statement and form of Proxy relating to such Annual Meeting.

    Stockholders wanting to properly submit any business at the 1999 Annual Meeting must give written notice to the secretary of the corporation at the address set forth on the cover page of this proxy statement.

    Stockholders wanting to present proposals for action at the 1999 Annual Meeting of Stockholders must give written notice, in accordance with Article II,
Section 9 of the Amended and Restated Bylaws of the Company, to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement
(i) not later than 60 days following the end of the Company's fiscal year 1999 or (ii) at the close of the business day on the fifth business day following the day public disclosure was made of the date of the Annual Meeting. Stockholder proposals must also be presented to the Annual Meeting in person by the stockholder submitting such proposal or a representative who is qualified under Nevada law to present the proposal on the stockholder's behalf. The chairman presiding at any meeting of the stockholders may, in his sole discretion, refuse to allow a stockholder or the stockholder's representative to present any proposal that the Company would not be required to include in a proxy statement pursuant to any rule promulgated by the Securities and Exchange Commission.

                        PERSONS MAKING THE SOLICITATION

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies on the accompanying form will be paid by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, or facsimile. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              INDEPENDENT AUDITORS

    Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the fiscal year 1999. Representatives of Deloitte & Touche, who were also the Company's independent auditors for the fiscal year 1998, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote in accordance with their best judgment in the interest of the Company.

    The Company will provide, without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the annual report on Form 10-K of the Company. Requests should be directed to Geoffrey A. Sage, Corporate Controller, c/o Anchor Gaming, 815 Pilot Road, Suite G, Las Vegas, Nevada 89119.

                                          By Order of the Board of Directors,

                                              [SIGNATURE]

                                          Thomas J. Matthews
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

October 23, 1998

                                    ANCHOR GAMING

           BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       AT 10:00 A.M., MONDAY, NOVEMBER 23, 1998
                               815 PILOT ROAD, SUITE G
                               LAS VEGAS, NEVADA 89119


     The undersigned stockholder of Anchor Gaming (the "Company") hereby revokes any proxy or proxies previously granted and appoints Stanley E. Fulton and Michael D. Rumbolz or either of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournments thereof:

                              -  FOLD AND DETACH HERE  -

Please mark your votes as indicated in this example   /X/

1.  Election of Directors.

FOR all nominees listed below (except as provided to the contrary below) / /

WITHHOLD AUTHORITY to vote for all nominees below / /

Stuart D. Beath, Michael B. Fulton, Stanley E. Fulton, Glen J. Hettinger, Elizabeth F. Jones, and Michael D. Rumbolz.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
2. Amendment to the Anchor Gaming 1995 Employee Stock Option Plan to increase by 100,000 the number of shares of Common Stock as to which options may be granted under the Plan.



3.  On any other business that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEMS (2) AND (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

RECEIPT HEREWITH OF THE COMPANY'S ANNUAL REPORT AND NOTICE OF MEETING AND PROXY STATEMENT, DATED OCTOBER 23, 1998, IS HEREBY ACKNOWLEDGED.

PLEASE SIGN, DATE AND MAIL TODAY.

(Signature of Stockholder(s)) _______________________________ Dated______, 1997


(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

                              -  FOLD AND DETACH HERE  -